LIMITED POWER OF ATTORNEY

The undersigned director, officer, or ten percent stockholder of Caesars Enteryainment Corporation, a Delaware corporation (the Company), hereby constitutes and appoints each of Amie Sabo, Renee
Becker and Jill Eaton, signing singly, full power to act as his/her true and lawful attorney-in-fact and agent for him/her and in his/her name, place and stead, in any and all capacities related to the completion and execution of all documents and the timely filing of all forms required by the Securities and Exchange Commission and any stock exchange or similar authority for timely reporting of holdings of and transactions in Company securities pursuant to Rule 144 or Section 16(a) of the Securities and Exchange Act of 1934, as amended, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be performed in connection with such matters as fully to all intents and purposes as the undersigned director, officer, or ten percent stockholder might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file forms pursuant to Rule 144 or Section 16(a) of the Securities and Exchange Act of 1934, as amended, with respect to the undersigneds holdings of and transactions in Company securities, unless earlier revoked by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has
hereunto set his/her hand this
6 day of June, 2019.

/s/ Michelle Bushore
Name:  Michelle Bushore
Title: EVP, General Counsel, Chief Legal
and Risk Officer and Corporate Secretary